NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2017 Results

DALLAS (November 14, 2017) Income Opportunity Realty Investors, Inc. (NYSE American: IOR), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2017. IOR announced today that the Company reported net income applicable to common shares of $0.6 million or $0.15 per diluted earnings per share for the three months ended September 30, 2017, as compared to net income applicable to common shares of $0.8 million or $0.18 per diluted earnings per share for the same period ended 2016.

In June 2017, the Company changed its trading symbol from (“IOT”) to (“IOR”).

Revenues

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the three months ended September 30, 2017 and 2016.

Expenses

General and administrative expenses were $93,000 for the three months ended September 30, 2017. This represents a decrease of $21,000 compared to the prior period general and administrative expenses of $114,000.

Net income fee to related party decreased $14,000 to $53,000 for the three months ended September 30, 2017 compared to the prior period. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Other income (expense)

Interest income decreased to $0.9 million for the three months ended September 30, 2017 compared to $1.1 million for the same period of 2016. The decrease of $0.2 million was due primarily to the payoff, during 2017, of notes receivable related to three income-producing properties sold in a prior year.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$—	$—	$—	$—

Expenses:
General and administrative (including $63 and $47 for the three months and $174 and $127 for the nine months ended 2017 and 2016, respectively, from related parties)	93	114	342	333
Net income fee to related party	53	67	189	193
Advisory fee to related party	166	162	493	475
Total operating expenses	312	343	1,024	1,001
Net operating loss	(312)	(343)	(1,024)	(1,001)

Other income:
Interest income from related parties	924	1,095	3,133	3,389
Other Income	—	—	250	—
Total other income	924	1,095	3,383	3,389
Net income	$612	$752	$2,359	$2,388

Earnings per share - basic and diluted
Net income	$0.15	$0.18	$0.57	$0.57

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2017	2016
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings subject to sales contract, at cost	$22,717	$22,717
Total real estate	22,717	22,717

Notes and interest receivable from related parties	15,403	25,485
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	13,577	23,659

Cash and cash equivalents	4	1
Receivable and accrued interest from related parties	50,391	37,768
Other assets	2,049	2,257
Total assets	$88,738	$86,402

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	$—	$23
Total liabilities	—	23

Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2017 and 2016	42	42
Treasury stock at cost, 5,461 shares in 2017 and 2016	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	26,780	24,421
Total shareholders’ equity	88,738	86,379
Total liabilities and shareholders’ equity	$88,738	$86,402